                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             COMFORCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on June 11, 1998

         As a stockholder of COMFORCE Corporation (the "Company"), you are invited to be present, or represented by proxy, at the Annual Meeting of Stockholders, to be held at 395 North Service Road, Melville, New York on June 11, 1998 at 2:00 p.m., New York City time, and any adjournments thereof, for the following purposes:

1. To elect James L. Paterek, Christopher P. Franco, Michael Ferrentino, Michael D. Madden, Richard Barber, Keith Goldberg, Dr. Glen Miller and Marc Werner to the Board of Directors of the Company for terms of one
         (1) year. See "Proposal No. 1--Election of Directors" in the Proxy Statement.

2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants for the fiscal year ending December 31, 1998. See "Proposal No. 2--Selection of Auditors" in the Proxy Statement.

3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on May 1, 1998 are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of the Company's Common Stock must be represented at the meeting in order to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

         If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of shares you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.

                       By Order of the Board of Directors

                       /s/ Christopher P. Franco
                       ---------------------------------
                       Christopher P. Franco
                       Chief Executive Officer and Secretary

May 1, 1998

                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042

                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 11, 1998

                                 PROXY STATEMENT

         This Proxy Statement and the Notice of Annual Meeting and Form of Proxy accompanying this Proxy Statement, which will be mailed on or about May 8, 1998, are furnished in connection with the solicitation by the Board of Directors of COMFORCE Corporation, a Delaware corporation (the "Company" or "COMFORCE"), of proxies to be voted at the annual meeting of stockholders to be held at 395 North Service Road, Melville, New York on June 11, 1998 at 2:00 p.m., New York City time, and any adjournments thereof.

         Holders of record of the Company's Common Stock at the close of business on May 1, 1998 (the "record date") will be entitled to one vote at the meeting or by proxy for each share then held. On the record date, there were 15,637,947 shares of Common Stock of the Company outstanding. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting or may withhold authority to vote for the nominees by marking the appropriate box on the accompanying proxy card, or may withhold authority to vote for an individual nominee by drawing a line through such nominee's name in the appropriate place on the accompanying proxy card. UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN, EACH PROPERLY EXECUTED PROXY WILL BE VOTED, AS SPECIFIED BELOW, TO (i) ELECT JAMES L. PATEREK, CHRISTOPHER P. FRANCO, MICHAEL FERRENTINO, MICHAEL D. MADDEN, RICHARD BARBER, KEITH GOLDBERG, DR. GLEN MILLER AND MARC WERNER AS DIRECTORS,
(ii) RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND (iii) TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         All proxies may be revoked and execution of the accompanying proxy will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary at any time before the proxy is voted or by the mailing of a later-dated proxy. Any stockholder attending the meeting in person may vote his or her shares even though he or she has executed and mailed a proxy. A majority of all of the issued and outstanding shares of the Company's Common Stock is required to be present in person or by proxy to constitute a quorum. Directors are elected by a plurality. The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting is required to approve or adopt the other proposals presented to the meeting.

         This Proxy Statement is being solicited by the Board of Directors of the Company. The expense of making this solicitation is being paid by the Company and consists of the preparing, assembling and mailing of the Notice of Meeting, Proxy Statement and Proxy, tabulating returns of proxies, and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, telegram or in person without additional compensation therefor.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Election of Directors

         The Company's Bylaws provide that the Board of Directors shall consist of from three to nine persons as fixed by the Board. Eight persons have been nominated to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. It is intended that proxies in the form enclosed granted by the stockholders will be voted, unless otherwise directed, in favor of electing the following persons as directors:
James L. Paterek, Christopher P. Franco, Michael Ferrentino, Michael D. Madden, Richard Barber, Keith Goldberg, Dr. Glen Miller and Marc Werner.

         Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named above. If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors. See "Information Concerning Directors and Nominees."

Recommendation

         The Board of Directors recommends a vote "FOR" the election of each of the nominees. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.

                  INFORMATION CONCERNING DIRECTORS AND NOMINEES

Directors and Nominees

         Set forth below is information concerning each director and nominee for director of the Company, including his business experience during at least the past five years, his positions with the Company and the Company's wholly-owned subsidiary, COMFORCE Operating, Inc. ("COI"), and certain directorships held by him. Each nominee is currently a director of the Company. There are no family relationships among any of the directors or nominees, nor, except as hereinafter described, are there any arrangements or understandings between any director and another person pursuant to which he was selected as a director or nominee. Each director is to hold office until the next annual meeting of the stockholders or until his successor have been elected and qualified.


Name                          Age            Position
----                          ---            --------


James L. Paterek............   36   Chairman of the Board
Christopher P. Franco.......   39   Chief Executive Officer and Director
Michael Ferrentino..........   35   President and Director
Michael D. Madden...........   49   Vice Chairman
Richard Barber..............   39   Director
Keith Goldberg..............   35   Director
Dr. Glen Miller.............   62   Director
Marc Werner.................   40   Director



         James L. Paterek has served as Chairman of the Board of COI since its formation in October 1997 and of the Company since February 1997, having previously served as consultant to the Company since December 1995. Mr. Paterek was a founder of Yield TechniGlobal which was purchased by Spectrum Global Services, Inc. (following its acquisition by the Company, renamed COMFORCE Telecom, Inc.) ("COMFORCE Telecom"), and he served as its President from 1987 to 1995.

         Christopher P. Franco has served as the Chief Executive Officer and a Director of COI since its formation in October 1997 and of the Company since February 1997, having previously served as Executive Vice President of the Company since December 1995. In addition, Mr. Franco has served as Secretary of the Company since December 1995. From 1993 to 1995, Mr. Franco served as Vice President and General Counsel of Spectrum Information Technologies, Inc. (wireless transmissions, telecommunications and franchiser of computer stores). From 1985 to 1993, Mr. Franco practiced law, principally in the field of corporate securities, with the law firms of Fulbright & Jaworski (Houston), Cummings & Lockwood (Hartford) and Kelley Drye & Warren (New York).

         Michael Ferrentino has served as the President and a Director of COI since its formation in October 1997 and of the Company since December 1995. Mr. Ferrentino was a founder of COMFORCE Telecom, and he served as its Vice President from 1987 to 1993 and as its Executive Vice President from 1993 to 1995. From 1984 through 1987, he was employed by Dun & Bradstreet.

         Michael D. Madden has served as Vice Chairman of COI since its formation in October 1997 and of the Company since September 15, 1997 and is a member of the Finance Committee of the Board. He has served as Chairman of Hanover Capital L.L.C. (merchant banking) since July 1996 and as a Director of FM Properties, Inc. (real estate investments) since 1991. From 1994 to 1995, Mr. Madden served as a Vice Chairman and member of the Executive Committee of the Board of Directors of PaineWebber Incorporated (investment banking), having previously headed the transition team to integrate Kidder Peabody & Co. (investment banking) into PaineWebber Incorporated following their 1994 merger. Mr. Madden held various positions with Kidder Peabody & Co. from 1973 to 1989 and from 1993 to 1994, most recently as Executive Vice President responsible for Global Origination. He previously served as Senior Managing Director and co-head of Worldwide Investment Banking (1989 to 1993) and a Director (1990 to 1993) of Lehman Brothers (investment banking).

         Richard Barber has served as a Director of COI since its formation in October 1997 and of the Company since December 1995 and is a member of the Audit Committee of the Board. He is a partner at L.H. Frishkoff & Company, a certified public accounting firm. Mr. Barber is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants and has served as a committee member of the New York State Real Estate Accounting Committee.

         Keith Goldberg has served as a Director of COI since its formation in October 1997 and of the Company since December 1995 and is a member of the Compensation and Stock Option Committees of the Board. He is a senior partner at
J. Walter Thompson Advertising. Previously, he worked for BBDO Advertising as an Associate Creative Director from 1994 to 1995. From 1990 through 1994, he served as a Vice President at Young & Rubicam (advertising).

         Dr. Glen Miller has served as a Director of COI since its formation in October 1997 and of the Company since December 1995 and is a member of the Audit, Compensation and Stock Option Committees of the Board. He is a Vice President of Pacer International, a telecommunications construction company. Prior thereto, he had served as Vice President of Cybertel Network Systems and as Vice President of TeleData, both telecommunications service companies. From 1990 to 1994, Dr. Miller was responsible for strategic planning for the Harris Corporation (electronics and communications). From 1984 to 1990, he was responsible for the direction and arrangement of business activities in various markets nationwide for GTE Telecom, a telecommunications company. Dr. Miller is a retired Colonel, U.S. Air Force.

         Marc Werner has served as a Director of COI since its formation in October 1997 and of the Company since May 1997 and is a member of the Finance Committee of the Board. He is the President and Chief Executive Officer of Cornucopia Capital Advisors, Inc. (financial and strategic advisory services) and serves as a director of each of Design Intelligence, Inc. (software) and Spear Technologies, Inc. (software). In addition, Mr. Werner has served as the Vice Chairman of Ameriquest Technologies, Inc. (computer products) since 1993. Mr. Werner previously served as the President and Chief Executive Officer of Werner Financial Inc. (investment, insurance, real estate and claims management) (1995 to 1997); as the Chief Financial Officer of Werner Holdings (PA) Inc. (climbing products, extruded industrial products and financial services) (1986 to 1996); as the President and Chief Executive Office of B-E Industries (industrial holding company) (1982 to 1986); and as Vice President and Chief Financial Officer of Borg-Erickson (bathroom scale manufacturer) (1981 to 1986). Mr. Werner is a certified public accountant.

Meetings of the Board of Directors

         In 1997, the Board of Directors of the Company conducted eight meetings. Each director of the Company attended at least 75% of the meetings held during the time he served as director.

Committees

         The standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Stock Option Committee and the Finance Committee. The Audit Committee has responsibility for reviewing matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company. Messrs. Miller and Barber are members of this Committee. The Audit Committee met once during 1997.

         The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus and incentive compensation of the Company, approving the salaries and other benefits of the executive officers of the Company. Messrs. Ferrentino, Goldberg and Miller are members of the Compensation Committee. In 1997, the Compensation Committee acted by consent on two occasions.

         The Stock Option Committee has responsibility for administering the Company's Long-Term Investment Plan. Messrs. Goldberg and Miller are members of the Stock Option Committee. In 1997, the Stock Option Committee conducted one meeting.

         The Finance Committee was formed in the fourth quarter of 1997 for the purpose of advising the Company as to corporate finance activities. Although this Committee did not meet formally in the brief period during 1997 that it was functioning, it did interview investment bankers and advise the Company as to financial matters. The Finance Committee will hold regular meetings in 1998. Messrs. Madden, Franco and Werner are members of the Finance Committee.

                     PROPOSAL NO. 2 -- SELECTION OF AUDITORS

The Proposal

         The Board of Directors appointed Coopers & Lybrand L.L.P., independent public accountants, to audit the financial statements of the Company and its wholly owned subsidiaries for the fiscal year ending December 31, 1998. This appointment is being presented to stockholders for ratification. Coopers & Lybrand L.L.P. audited the Company's financial statements for the year ended December 31, 1997.

         A representative of Coopers & Lybrand is expected to attend the meeting and will be afforded an opportunity to make a statement if he or she desires to do so. This representative is also expected to be available to respond to appropriate questions.

Recommendation

         The Board of Directors recommends that the stockholders vote "FOR" the proposal. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or abstention is specified.

                    INFORMATION REGARDING EXECUTIVE OFFICERS

         The following table sets forth certain information concerning each individual who currently serves as an executive officer or key employee of the Company, including such person's business experience during at least the past five years and positions held with the Company and its COI subsidiary. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among the executive officers, nor are there any arrangements or understandings between any executive officer and another person pursuant to which he was selected as an officer except as may be hereinafter described.


Name                    Age                 Position
----                    ---                 --------


Executive Officers

James L. Paterek....... 36   Chairman of the Board
Christopher P. Franco.. 39   Chief Executive Officer and Director
Michael Ferrentino..... 35   President and Director
Paul J. Grillo......... 45   Senior Vice President and Chief Financial Officer
Andrew Reiben.......... 33   Vice President of Finance and Chief Accounting Officer
Malcolm High........... 46   Corporate Controller

Other Key Employees

John Fanning........... 66   President of COMFORCE Financial Services Division
Rosemary Maniscalco.... 57   President of COMFORCE Professional Staffing Services
Stanley Rashkin........ 44   President of COMFORCE Technical Services, Inc.
Bruce Astrom........... 47   President of COMFORCE Telecom


Executive Officers

         James L. Paterek. See "Information Concerning Directors and Nominees" for information concerning Mr. Paterek.

         Christopher P. Franco. See "Information Concerning Directors and Nominees" for information concerning Mr. Franco.

         Michael Ferrentino. See "Information Concerning Directors and Nominees" for information concerning Mr. Ferrentino.

         Paul J. Grillo has served as Senior Vice President of the Company and COI since January 1998 and as Chief Financial Officer of COI since its formation in October 1997 and of the Company since July 1996. In addition, from July 1996 until January 1998, he served as Vice President of Finance of the Company. From July 1991 to July 1996, Mr. Grillo provided business planning and acquisition advisory services to a number of industries including telecommunications, contract services, manufacturing, publishing and real estate management. From April 1980 to June 1991, Mr. Grillo served as Senior Vice President--Finance, Treasurer and Chief Financial Officer of Butler Service Group, Inc., an international contract technical staffing services company. Mr. Grillo is a certified public accountant.

         Andrew Reiben has served as Vice President of Finance of the Company and COI since January 1998 and as Chief Accounting Officer of COI since its formation in October 1997 and of the Company since February 1996. From 1993 to February 1996, Mr. Reiben served as Controller of Daystar Robinson, a C.H. Robinson company (New

York). From 1989 to 1993, Mr. Reiben was a Senior Accountant with Coopers & Lybrand LLP (New York), a certified public accounting firm. Mr. Reiben is a certified public accountant.

         Malcolm High has served as the Corporate Controller of COI since its formation in October 1997 and of the Company since April 1997. Prior thereto, from 1985 to April 1997, Mr. High held various positions with TAD Resources International, Inc. (staffing services), including Vice President (1991 to April 1997), Corporate Controller (1989 to April 1997) and Assistant Corporate Controller (1985 to 1989). He is an associate member of the Chartered Institute of Management Accountants (ACMA) of the United Kingdom.

Other Key Employees

         John Fanning, founder of Uniforce, served as President and a director of Uniforce from 1961, the year in which Uniforce's first office was opened, until November 1997. Mr. Fanning entered the employment field in 1954, when he founded the Fanning Personnel Agency, Inc., his interest in which he sold in 1967 to devote his efforts solely to Uniforce's operations. He also founded and served as the first president of the Association of Personnel Agencies of New York. In November 1997, Mr. Fanning became President of COMFORCE Financial Services Division.

         Rosemary Maniscalco joined Uniforce as Sales and Marketing Coordinator in December 1981. In June 1982, her duties were expanded to include direction of Uniforce's license marketing efforts, as well as the development of marketing concepts. In 1983, she was appointed the Uniforce's Director of Corporate Development, in May 1984, she was elected Executive Vice President and in June 1992, she was designated Chief Operating Officer. She served in that position until November 1997. In November 1997, she became President of COMFORCE Professional Staffing Services Division.

         Stanley Rashkin has served as President of the Company's subsidiary, COMFORCE Technical Services, Inc. since May 1996, following the Company's acquisition of RRA, Inc., Project Staffing Support Team, Inc. and DataTech Technical Services, Inc. During the four years prior to May 1996, Mr. Rashkin served as President of DataTech Technical Services, Inc. and Project Staffing Support Team, Inc., which are technical staffing and consulting services businesses.

         Bruce Astrom has served as President, and prior thereto, Senior Vice President, of the Company's COMFORCE Telecom subsidiary since May 1996. From 1982 to 1996, Mr. Astrom was employed by Butler International, most recently as Vice President of Butler Telecom, an international telecommunications staffing and specialty services provider.

                             EXECUTIVE COMPENSATION

Director Compensation and Arrangements

         During 1997, non-employee directors received fees of $1,000 per quarter (which has been increased to $2,500 per quarter for 1998). In addition, under the Company's Long-Term Stock Investment Plan, each non-employee director is entitled to receive options to purchase 10,000 shares of Common Stock upon his initial election to the Board and, annually thereafter, options to purchase 10,000 shares upon his reelection to the Board, at an exercise price equal to the market price on the date of grant. All options granted to non-employee directors under these non-discretionary provisions of the Plan provide that the options become exercisable one year from the date of grant and terminate 10 years from the date of grant.

Executive Officer Compensation

         The following table shows all compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1997, 1996 and 1995 to each person who has served as the chief executive officer of the Company at any time since the beginning of the last completed fiscal year and to the Company's most highly compensated executive officers who served as executive officers during the last fiscal year whose income exceeded $100,000 (the "Named Executive Officers"). No other executive officers of the Company received compensation in excess of $100,000 in 1997.

                           Summary Compensation Table

                                                                               Long Term
                                                                             Compensation
                                         Annual Compensation                    Awards
                                  ---------------------------------        -----------------
Name and Position                 Year   Salary ($)       Bonus ($)        Options/SAR's (#)
-----------------                 ----   ----------       ---------        -----------------

Christopher P. Franco,            1997     150,000         222,777               --
Chief Executive Officer           1996     150,000            --              112,500(2)
                                  1995      28,846         739,264(1)            --

Michael Ferrentino,               1997     150,000         223,088               --
President                         1996     150,000            --              281,250(2)
                                  1995      79,703         739,264(1)            --

James L. Paterek,                 1997     208,000         271,849               --
Chairman of the Board(3)          1996     157,000            --              281,250(2)
                                  1995      39,250       1,232,106(1)            --

Paul J. Grillo,                   1997     135,000          60,000               --
Senior Vice President and         1996      59,500           5,000              5,000(4)
Chief Financial Officer           1995        --              --                 --

Andrew C. Reiben,                 1997     100,000          42,000               --
Vice President of Finance         1996      83,333            --               20,000(5)
and Chief Accounting Officer      1995        --              --                 --


-----------

(1) This amount represents the value of shares of Common Stock which the Company issued or agreed to issue in 1995 to Messrs. Franco and Ferrentino for agreeing to direct the Company's entry into the technical staffing business.

(2) Currently exercisable options to purchase the Company's Common Stock at an exercise price of $6.75 per share.

(3) Includes compensation payable to Mr. Paterek during the period he served as a consultant to the Company (October 1995 to February 1997).

(4) Options to purchase the Company's Common Stock at $18.00 per share, 12,500 of which are current exercisable.

(5) Currently exercisable options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $7.25 per share.

         Option Awards and Values. No options or stock appreciation rights were awarded to any of the Named Executive Officers in 1997. The following table sets forth information concerning the aggregate number and values of options held by Named Executive Officers as of December 31, 1997. None of the Named Executive Officers holds stock appreciation rights and none of such persons exercised any options in 1997.

                 Aggregated Option Exercises in Last Fiscal Year
                          and FY-End Option Values (1)

                              Number of Securities       Value of Unexercised
                             Underlying Unexercised          In-the-Money
                                   Options at                 Options at
                               Fiscal Year End (#)        Fiscal Year End ($)
                                  Exercisable/               Exercisable/
Name                              Unexercisable              Unexercisable
----                         ----------------------      --------------------


Christopher P. Franco.......        112,500/0                 $140,625/$0
Michael Ferrentino..........        281,250/0                 $351,563/$0
James L. Paterek............        281,250/0                 $351,563/$0
Paul J. Grillo..............    12,500/37,500                 $0/$0
Andrew C. Reiben............    10,000/10,000               $7,500/$7,500

-----------

(1) This information is presented as of December 31, 1997. See the notes to the "Summary Compensation Table" for a description of the terms of the options listed in this table.

Employment Agreements

         Effective as of December 1, 1997, the Company entered into employment agreements with James L. Paterek, the Chairman of the Company, Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company. Each agreement is for a term of three years and provides for payment of (i) a salary of $200,000 per year ($258,000 in the case of Mr. Paterek), subject to annual increases of the higher of 7% or the percentage increase in the Consumer Price Index, (ii) an annual bonus, payable in cash or Common Stock of the Company, and (iii) participation in the Company's benefits. Each agreement is terminable by the Company only for "just cause," and imposes customary non-competition and confidentiality restrictions on each executive. In addition, each agreement provides that, if any such executive resigns within one year, or is terminated within three years (other than for just cause), following a change of control, such executive shall be entitled to receive three times the amount of his annual salary, bonus, benefits and the Company's pension contributions on his behalf. In addition, in such event, the executive is entitled to receive an amount equal to the sum of the aggregate exercise price of options to purchase Common Stock held by him, plus a "gross up" payment based on projected federal income taxes payable by the executive, health care benefits for three years and, in certain circumstances, a payment intended to compensate the executive for any federal excise tax which may become payable by him due to his receipt of such compensation.

         Prior thereto, the Company had entered into employment agreements with Messrs. Franco and Ferrentino in December 1995 for two year terms, and with Mr. Paterek in February 1997, which agreement was terminated upon execution of a new agreement with him in December 1997, as described above. The Company has also entered into employment agreements with Messrs. Grillo and Reiben which include customary non-competition and confidentiality restrictions. Each of these agreements is terminable by the Company upon 30 days notice.

Compensation Committee Interlocks and Insider Participation

         During 1997, Michael Ferrentino, Keith Goldberg and Dr. Glen Miller served as the Company's Compensation Committee. There are no interlocking relationships, as defined in the regulations of the Securities and

Exchange Commission, involving any of these individuals. Mr. Ferrentino serves as the Company's President. See "Executive Compensation--Employment Agreements" and "Certain Relations and Related Transactions" for a description of certain transactions entered into by Mr. Ferrentino with the Company since the beginning of the last fiscal year.

Report of the Compensation Committee

Overview and Philosophy

         The Company's executive compensation policy is to provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, to compensate employees in a manner best calculated to recognize individual, group and Company performances and to seek to align the interests of the employees with the interests of the Company's stockholders. The Compensation Committee has responsibility for reviewing executive salaries, administering the bonus and incentive compensation of the Company, approving the salaries and other benefits of the executive officers of the Company.

         In addition, the Company's Stock Option Committee administers the Stock Option Plan under which awards of incentive stock options, non-qualified stock options and stock appreciation rights may be made to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the business of the Company. The Stock Option Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of the Company. During 1997, grants were awarded to specific key managers based on the salary ranges applicable to such officers and employees at the time of the award and various subjective factors such as the executive's responsibilities, individual performance and anticipated contribution to the Company's performance.

Compensation of Executive Officers

         Salary determinations for executive officers are based upon various subjective factors such as the executive's responsibilities, position, qualifications, individual performance and experience. In certain instances, bonuses were awarded in 1997 for exemplary performance or the completion of challenging projects, but the Company did not utilize quantitative measures of Company or individual performance for purposes of fixing the salaries or bonuses of its executives. The compensation of Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company, had previously been fixed pursuant to employment agreements negotiated by them with a former executive of the Company in 1995, which agreements expired in December 1997. In December 1997, the Company entered into new employment agreements with Messrs. Franco and Ferrentino as well as with James L. Paterek, who serves as the Chairman of the Company. Each of these executives negotiated his employment agreement with Dr. Glen Miller, who, as Chairman of the Compensation Committee, acted on behalf of the Compensation Committee. These agreements were subsequently approved by the Compensation Committee. The decisions of the Compensation Committee regarding compensation for these individuals were based upon various subjective factors such as the executive's responsibilities, position, qualifications and experience. In reaching these decisions, Dr. Miller and the Compensation Committee each examined published analyses and reports of executive compensation, but neither undertook a formal survey of compensation paid to executives by comparable companies or employed quantitative measures of performance. See "Executive Compensation--Employment Agreements."

Deductibility of Compensation

         Under Section 162(m) of the Code, the Internal Revenue Service will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. The Company has taken actions designed to increase its opportunity to deduct all compensation paid to highly compensated officers for Federal income tax purposes. However, no assurance can be given that such actions will ensure the deductibility for Federal income tax purposes of all executive compensation paid by the Company. Furthermore, neither the Board nor the Compensation

Committee subscribes to the view that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1 million and it is not reasonably practicable to compensate him or her in a manner such that the compensation payable is fully deductible by the Company.

Submission of Report

         This report on Executive Compensation is submitted by Michael Ferrentino, Keith Goldberg and Dr. Glen Miller, the current members of the Compensation Committee.

Performance Information

         Set forth below in tabular form is a comparison of the total stockholder return (annual change in share price plus dividends paid, assuming reinvestment of dividends when paid) assuming an investment of $100 on the starting date for the period shown for the Company, the Dow Jones Equity Market Index (a broad equity market index which includes the stock of companies traded on the American Stock Exchange) and the Dow Jones Industrial Sector--Industrial and Commercial Services Index (an industry index which includes providers of staffing services).

         No dividends were paid on the Company's Common Stock during the period shown. The return shown is based on the percentage change from December 31, 1992 through December 31, 1997.


COMFORCE Corporation                                             Investment       Date
                                                                 ----------       ----
                                                                 $  100.00        December 31, 1992
                                                                 $  642.86        December 31, 1993
                                                                 $  328.57        December 31, 1994
                                                                 $1,057.14        December 31, 1995
                                                                 $1,628.57        December 31, 1996
                                                                 $  914.29        December 31, 1997


Dow Jones Equity Market Index                                    Investment       Date
                                                                 ----------       ----
                                                                $100.00           December 31, 1992
                                                                $109.95           December 31, 1993
                                                                $110.76           December 31, 1994
                                                                $152.49           December 31, 1995
                                                                $187.63           December 31, 1996
                                                                $251.34           December 31, 1997


Dow Jones Industrial and Commercial Services Index              Investment        Date
                                                                ----------        ----
                                                                $100.00           December 31, 1992
                                                                $ 91.20           December 31, 1993
                                                                $ 90.10           December 31, 1994
                                                                $110.70           December 31, 1995
                                                                $120.37           December 31, 1996
                                                                $140.51           December 31, 1997


                             PRINCIPAL STOCKHOLDERS

Securities Ownership of Certain Beneficial Owners and Management

         The following table sets forth the number of shares and percentage of Common Stock beneficially owned as of May 1, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the shares of Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. There were 15,637,947 shares of Common Stock issued and outstanding as of May 1, 1998. None of the officers or directors owns any shares of the Company's outstanding Series F Preferred Stock.


Name and Address of
Beneficial Owner                                                    Number(1)     Percentage(1)
-------------------                                                ---------      -------------


Management:

James L. Paterek(2).....................................           1,947,572          12.2%
2001 Marcus Avenue
Lake Success, New York 11042

Christopher P. Franco(3)................................           1,002,294           6.4%
2001 Marcus Avenue
Lake Success, New York 11042

Michael Ferrentino(4)...................................           2,381,012          15.0%
2001 Marcus Avenue
Lake Success, New York 11042

Andrew Reiben(5)........................................              20,000              *
Paul Grillo(6)..........................................              12,500              *
Malcolm High(7).........................................               2,500              *
Dr. Glen Miller(8)......................................              20,000              *
Richard Barber(8).......................................              20,000              *
Keith Goldberg(8).......................................              20,000              *
Marc Werner(9)..........................................             195,000           1.2%
Michael D. Madden(10)...................................              50,000              *
Directors and officers as a group
  (11 persons)(11)......................................           4,793,084          28.9%

Other Significant Stockholders:

ARTRA GROUP Incorporated(12)............................           1,525,500           9.8%
500 Central Avenue
Northfield, Illinois 60093

John Fanning(13)........................................             914,996           5.9%
COMFORCE-Woodbury
415 Crossways Park Drive
P.O. Box 9006
Woodbury, NY  11797

Alberta, Canada (14)....................................           1,400,000           9.0%
Alberta Treasury, Room 530
Terrace Building
9515 107th Street
Edmonton, Alberta  T5K 2C3


-------------------------
* Less than 1%

(1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

(2) The shares beneficially owned by Mr. Paterek, the Chairman of the Company, include (i) 1,666,322 shares currently held of record by him and (ii) 281,250 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share.

(3) The shares beneficially owned by Mr. Franco, the Chief Executive Officer and a Director of the Company, include (i) 877,794 shares currently held of record by him, (ii) 112,500 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share and
      (iii) 12,000 held in a trust of which he is the sole trustee.

(4) The shares beneficially owned by Mr. Ferrentino, the President and a Director of the Company, include (i) 999,794 shares currently held of record by him, (ii) 281,250 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share, (iii) 877,794 shares held of record by Christopher P. Franco which are subject to a voting agreement among him, Mr. Ferrentino, and Kevin W. Kiernan, a Vice President of COMFORCE Telecom, under which Mr. Ferrentino has voting power (the "Voting Agreement"), and (iv) 222,174 shares held of record by Mr. Kiernan which are subject to the Voting Agreement.

(5) The shares beneficially owned by Mr. Reiben, the Chief Accounting Officer and Vice President of Finance of the Company, are shares issuable upon the exercise of an option at an exercise price of $7.25 per share.

(6) The shares beneficially owned by Mr. Grillo, the Chief Financial Officer of the Company, are issuable upon the exercise of an option at an exercise price of $18.00.

(7) The shares beneficially owned by Mr. High are issuable upon the exercise of an option at an exercise price of $8.00.

(8) The shares beneficially owned by this individual include 10,000 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share and 10,000 shares issuable to him upon exercise of an option at an exercise price of $17.00.

(9)   The shares shown to be beneficially owned by Mr. Werner include
      (i) 85,000 shares held in street name for his account, (ii) 100,000 shares issuable upon the exercise of a warrant at an exercise price of $7.625 and (iii) options to purchase 10,000 shares at an exercise price of $5.875 per share.

(10 The shares beneficially owned by Mr. Madden, the Vice Chairman of the Company, are issuable to him upon the exercise of an option at an exercise price of $7.375 per share.

(11 The shares shown to be beneficially owned by the directors and officers as a group include (i) 3,628,910 shares held of record by them,
      (ii) 222,174 shares held of record by Mr. Kiernan (under which Mr. Ferrentino has voting power), (iii) 12,000 held in a trust of which Christopher P. Franco is the sole trustee, (iv) 20,000 shares issuable upon the exercise of an option at an exercise price of $7.25 per share,
      (v) 705,000 shares issuable upon the exercise of an option at an exercise price of $6.75 per share, (vi) 12,500 shares issuable upon the exercise of an option at an exercise price of $18.00, (vii) 100,000 shares issuable upon the exercise of a warrant at an exercise price of $7.625, (viii) 30,000 shares issuable upon the exercise of an option at $17.00 per share, (ix) 50,000 shares issuable upon the exercise of an option at an exercise price of $7.375, (x) 10,000 shares issuable upon the exercise of an option at an exercise price of $5.875 and (xi) 2,500 shares issuable upon the exercise of an option at an exercise price of $8.00.

(12) ARTRA, a Delaware corporation, presently owns all of such shares of record directly or through a wholly-owned subsidiary, Fill-Mor Holding, Inc.

(13) Includes 188,601 shares held by a limited partnership of which Mr. Fanning is the general partner. Mr. Fanning disclaims beneficial ownership of the shares owned by such limited partnership in excess of his proportional interest in the partnership.

(14)  The shares beneficially owned by the stockholder are owned of record.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain of its officers and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to persons who are officers or directors of the Company or holders of 10% of the Company's common stock were complied with in 1997, except for the following: Form 3s were not timely filed reporting the elections as directors of the Company of Marc L. Werner or Michael D. Madden. Each failure to timely file was inadvertent, neither of the persons required to file reports traded any of the securities beneficially owned by him during the brief period of noncompliance and such reports have since been filed with the SEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company made loans in 1995 and 1996 to James L. Paterek, the Chairman of the Company, Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company, of $152,000, $91,000 and $91,000, respectively, to cover their tax liabilities resulting from their acquisition of common stock of the Company in order to direct the Company's entry into the technical staffing business. The obligations were evidenced by notes and bore interest at the rate of 6% per annum. As more fully described below, these obligations were discharged in August 1997.

         As a condition to the funding of the Fleet Credit Facility, the lenders required Messrs. Paterek, Franco and Ferrentino to each pledge as additional collateral to secure the Company's obligations under the Fleet Credit Facility 500,000 shares of the Company's common stock owned by them and all of the options to purchase common stock held by them (281,250 shares in the case of Messrs. Paterek and Ferrentino and 112,500 shares in the case of Mr. Franco), which shares had a current market value in excess of $12 million as of the date the Fleet Credit Facility was funded. In recognition of both the substantial benefit afforded to the Company by the pledges and the cost to the principals of making the pledges, in August 1997, the board of directors of the Company authorized the issuance of an aggregate consideration of approximately $650,000 to Messrs. Paterek, Franco and Ferrentino. Of this amount, $152,000, $91,000 and $91,000 was utilized to repay outstanding loans of Messrs. Paterek, Franco and Ferrentino, respectively, due to the Company. The balance of this amount was treated as bonuses payable to these officers and is included in the "Summary Compensation Table" in Item 11 of this Report. The board of directors of the Company determined this consideration to be reasonable based on the valuation of the pledges as determined by the appraisal performed by the independent valuation firm. The pledges were released when the Fleet Credit Facility was repaid in November 1997.

         See "Executive Compensation--Employment Agreements" for a description of the employment agreements entered into between the Company and each of Messrs. Paterek, Ferrentino, Franco, Grillo and Reiben.

         The Company paid L.H. Frishkoff & Company, a certified public accounting firm at which Richard Barber, a Director of the Company, is a partner, approximately $208,000 in fees during 1997.

         Michael D. Madden, the Vice Chairman of the Company, received options under the Company's Stock Option Plan to purchase 90,000 Shares of the Company's Common Stock at an exercise price of $7.375.

         In connection with the closing of the New Credit Facility in November 1997, Heller required that John Fanning, the former controlling stockholder of Uniforce and the current holder of approximately 5.9% of the issued and outstanding Common Stock of the Company, provide cash collateral to it in the amount of $5.0 million. This collateral was fully released in February 1998. As consideration for agreeing to make this collateral available, the Company paid to Mr. Fanning $85,342, representing a 12% per annum yield on his cash collateral, less the actual return thereon as invested.

                             STOCKHOLDERS' PROPOSALS

         To be considered for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting of Stockholders, stockholder proposals must be sent to the Company (directed to the attention of Office of the Secretary at 2001 Marcus Avenue, Lake Success, New York 11042) for receipt not later than March 1, 1999.

                            GENERAL AND OTHER MATTERS

         Management knows of no matters, other than those referred to in this Proxy Statement, which will be presented to the meeting. However, if any other matters properly come before the meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on such matters.

         The Company will bear the expense of preparing, printing and mailing this Proxy Statement, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.

                              By Order of the Board of Directors

                              /s/ Christopher P. Franco
                              ---------------------------------
                              Christopher P. Franco
                              Chief Executive Officer and Secretary

Lake Success, New York
May 1, 1998

                                      PROXY

                              COMFORCE CORPORATION
   Solicited by The Board of Directors for the Annual Meeting of Stockholders

                               2001 Marcus Avenue
                          Lake Success, New York 11042

         The undersigned hereby appoints Michael Ferrentino and Christopher P. Franco as Proxies, each with the power to appoint his substitute, to vote all of the shares of Common Stock of COMFORCE Corporation, a Delaware corporation (the "Company"), held of record by the undersigned on the record date, May 1, 1998, at the Annual Meeting of Stockholders to be held on June 11, 1998, or any adjournment thereof, as directed and, in their discretion, on all other matters which may properly come before the meeting. The undersigned directs said proxies to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement.

         Holders of record of the Company's Common Stock at the close of business on the record date will be entitled to vote at the Annual Meeting. Holders of Common Stock will be entitled to one vote for each share then held. Each stockholder may vote in person or by proxy. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting on any proposal or may withhold authority to vote for any nominee(s) by so indicating on the reverse side.

         The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted FOR all of the proposals. Please mark each box with an "x".

       (Continued, and to be marked, dated and signed, on the other side)

The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted FOR all of the proposals. Please mark each box with an "x".

          The Board of Directors Recommends a Vote "For" all proposals.

1.       Election of Directors:  James L. Paterek, Christopher P.
         Franco, Michael Ferrentino, Michael D. Madden,
         Richard Barber, Keith Goldberg, Dr. Glen Miller and
         Marc Werner have been nominated.

         FOR          Withheld         Withheld for the following
                      for all          following (write the
                                       nominee's name in the
                                       space below).


         / /           / /             ---------------------------


2.       Ratify appointment of independent auditors

         FOR          Against          Abstain
         / /           / /              / /

When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

Date:
       ---------------------


----------------------------
Signature


----------------------------
Signature if held jointly

PLEASE SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.